Exhibit 99.1

Apollo Endosurgery Announces New $100 Million Senior Secured Term Loan Facility
from Innovatus Capital Partners, LLC

$35 million funded at close to refinance existing debt, extend maturity and lower interest expense

Additional borrowing capacity provides minimally dilutive growth capital and strategic flexibility

AUSTIN, Texas (December 21, 2021) - Apollo Endosurgery, Inc. (“Apollo”) (NASDAQ: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced that it has entered into a debt financing agreement with an affiliate of Innovatus Capital Partners, LLC ("Innovatus") to provide Apollo with up to $100 million in term loan financing.
"We are pleased to partner with a long-term strategic investor such as Innovatus in this transaction," said Chas McKhann, president and CEO. "This new loan facility provides us flexibility to invest in our business and fund our growth initiatives through minimally-dilutive financing. Importantly, with this additional capital source, our management team can focus on unlocking the value in our business through continued execution."

The new term loan reduces Apollo’s cost of capital, extends amortization by an additional 33 months over the prior term loan and decreases debt service cash requirements by nearly $30 million over the next three years.

"Innovatus is excited to work with Apollo and its management team," said Claes Ekstrom, Managing Director. "We believe this transaction enables Apollo to accelerate the adoption of its portfolio of highly differentiated products across a wide range of patient needs.”

On December 21, 2021, Apollo entered into a loan and security agreement (the "Loan Agreement") pursuant to which Innovatus has agreed to make certain term loans in the aggregate principal amount of up to $100 million, with the first $35 million tranche (Term A Tranche) to be funded at closing and used to retire Apollo’s existing term debt facility with SLR Capital Partners.

Apollo will be eligible to draw on additional tranches commencing June 30, 2022 as follows:
•Term B Tranche of $15 million between July 1, 2023 and December 31, 2023, upon achievement of certain revenue milestones;
•Term C Tranche of $25 million between July 1, 2024 and December 31, 2024, upon achievement of certain revenue milestones; and
•Term D Tranche of up to $25 million second between June 30, 2022 and June 30, 2024, for the purposes of financing all or part of any approved acquisition.

Borrowing under the Loan Agreement will bear interest at the greater of the Wall Street Journal Prime Rate or 3.25%, plus 4.0% (currently, 7.25%). Apollo is entitled to make interest-only payments for 60 months, followed by monthly payments of principal and interest through maturity on the sixth anniversary of the initial funding date.

The Loan Agreement is secured by substantially all of Apollo’s assets.

Prior to December 21, 2025, Innovatus will have the right, but not the obligation, to make a one-time election to convert up to 10% of the outstanding aggregate principal amount of the term Loans into shares of common stock of Apollo. Such shares shall be issued at a price per share equal to $11.50.

Credo 180 acted as sole financial advisor to Apollo on this transaction.

Additional details regarding the financing will be included in a Current Report on Form 8-K, which Apollo will file with the Securities and Exchange Commission within four business days of the date of this press release.

About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on development of next-generation, less invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo’s device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo’s products are offered in over 75 countries today and include the OverStitch® Endoscopic Suturing System, the OverStitch Sx® Endoscopic Suturing System, X-Tack® Endoscopic HeliX Tacking System and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on the Nasdaq Global Market under the symbol “APEN”. For more information regarding Apollo Endosurgery, go to: http://www.apolloendo.com.
About Innovatus Capital Partners, LLC
Innovatus Capital Partners, LLC, is an independent adviser and portfolio management firm with approximately $1.5B in assets under management. Innovatus adheres to an investment strategy that identifies disruptive and growth opportunities across multiple asset categories with a unifying theme of capital preservation, income generation, and upside optionality. The firm has a dedicated team of life sciences investment professionals with deep experience in healthcare, including life sciences. Innovatus and its principals have significant experience providing debt financing to medical device, diagnostics, and biotechnology companies that address unmet medical needs, improve patient outcomes, and reduce overall healthcare expenditures. Further information can be found at www.innovatuscp.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release, such as future market adoption of Apollo’s products and Apollo’s ability to execute on growth initiatives, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on Apollo’s operations, Apollo’s financial outlook for future periods, the demand for Apollo’s products, Apollo’s liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: reports of adverse events related to our products, outcomes of clinical studies related to our products, development of competitive medical products by competitors, regulatory approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to our products or related procedures, coverage and reimbursement decisions by private or government payors, Apollo’s ability to support the adoption of its products and broaden its product portfolio; the potential size of Apollo’s addressable markets; the execution of our gross margin improvement projects; and the availability of cash for Apollo's future operations as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts

Apollo Endosurgery, Inc.
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com